Exhibit 10.9

WAIVER AND CONSENT AND THIRD AMENDMENT TO

REVOLVING CREDIT AGREEMENT

THIS WAIVER AND CONSENT AND THIRD AMENDMENT TO REVOLVING CREDIT AGREEMENT, dated as of September 30, 2010 (this “Waiver and Amendment”), is made by and among JTH TAX, INC., a Delaware corporation (the “Borrower”), SUNTRUST BANK, in its capacity as administrative agent (the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement defined below) and as issuing bank (the “Issuing Bank”) and swingline lender (the “Swingline Lender”), LTS PROPERTIES, LLC, a Virginia limited liability company (“Properties”), LTS SOFTWARE INC., a Virginia corporation (“Software”), and WEFILE INC., a Virginia corporation (“Wefile,” and together with Properties and Software, collectively, the “Subsidiary Loan Parties,” and together with the Borrower, collectively, the “Loan Parties,” and individually, a “Loan Party”).

RECITALS:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to the Revolving Credit Agreement, dated as of February 26, 2008, as amended by the Amendment to Revolving Credit Agreement, dated as of April 17, 2008, by and among the Borrower, the Lenders and the Administrative Agent, and as amended by the Second Amendment to Revolving Credit Agreement, dated as of July 29, 2008, by and among the Borrower, the Lenders and the Administrative Agent (as further amended, supplemented, amended and restated or otherwise modified through the date hereof, the “Credit Agreement”).  Capitalized terms defined in the Credit Agreement and undefined herein shall have the same defined meanings when such terms are used in this Waiver and Amendment;

WHEREAS, the Borrower is contemplating:  (i) creating two new Subsidiaries:  (a) JTH Holding, Inc., a Delaware corporation, which would initially be a direct, wholly-owned Subsidiary of the Borrower (the “New Parent”), and (b) Liberty Merger Sub, Inc., a Delaware corporation, which would initially be a direct, wholly-owned Subsidiary of the New Parent (the “Merger Sub” and, together with the New Parent, collectively, the “New Subsidiaries”); (ii) causing the New Subsidiaries to comply with the applicable terms of the Credit Agreement, including, but not limited to, entering into a Subsidiary Guaranty Supplement and Security Agreement and providing such other documentation as required by Section 5.11 and Section 5.12 of the Credit Agreement; (iii) merging with and into the Merger Sub after which the Borrower would be the surviving entity (as permitted by Section 7.3(i) of the Credit Agreement) and the Merger Sub would cease to exist (the “Merger”); (iv) after the Merger has been completed, causing (x) the Borrower’s shareholders to receive an equal number of shares of the New Parent as they currently hold in the Borrower, and (y) all options and warrants relating to the Borrower to be converted to options and warrants relating to the New Parent; (v) taking all corporate and other actions necessary to cause the Borrower to become a direct, wholly-owned subsidiary of the New Parent (the “Conversion”); and (vi) causing the New Parent to remain a party to the Subsidiary Guaranty Agreement and the Security Agreement after the Merger and Conversion;

WHEREAS, the Conversion would result in a change in the record ownership of the Borrower and would constitute a Change of Control under the definition of such term and an

Event of Default under Section 8.1(o) of the Credit Agreement, unless waived pursuant to Section 10.2(b) of the Credit Agreement;

WHEREAS, the Borrower and the other Loan Parties have requested that the Administrative Agent and the Lenders consent to the Conversion and waive their rights to declare a Default or Event of Default with respect thereto;

WHEREAS, the Administrative Agent has agreed, subject to the terms and conditions hereinafter set forth, to grant a limited, express consent and waiver with respect to the Event of Default that would occur under the Credit Agreement as a result of the Conversion;

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend certain other provisions of the Credit Agreement; and

WHEREAS, pursuant to Section 10.2(b) of the Credit Agreement, the Administrative Agent, as of or prior to the date hereof, has received the consent of the Required Lenders for the waiver and consent described above and herein, and to amend certain other provisions of the Credit Agreement as herein provided.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto hereby agree as follows:

1.             Incorporation of Recitals.  The foregoing recitals to this Waiver and Amendment are incorporated in and made a part of this Waiver and Amendment to the same extent and the same effect as if fully set forth herein.

2.             Consent and Waiver.  Subject to the terms and conditions of this Waiver and Amendment, each of the Lenders and the Administrative Agent hereby (a) consents to the consummation by the Borrower and the New Parent of the Conversion and (b) waives its right to declare a Default or Event of Default under the Credit Agreement with respect thereto.

3.             No Implied Waivers.  Each of the Borrower and each other Loan Party acknowledges and agrees that the limited, express consent and waiver contained herein shall not constitute a waiver, express or implied, of any other Default, Event of Default, covenant, term or provision of the Credit Agreement or any of the other Loan Documents, nor shall it create any obligation, express or implied, on the part of the Administrative Agent or any other Lender to waive, or to consent to any amendment of, any existing or future Default, Event of Default or violation of any covenant, term or provision of the Credit Agreement or any of the other Loan Documents.  The Administrative Agent and the Lenders shall be entitled to require strict compliance by the Borrower and the other Loan Parties with the Credit Agreement and each of the other Loan Documents, notwithstanding the limited, express consent and waiver contained herein, and nothing herein shall be deemed to establish a course of action or a course of dealing with respect to requests by the Borrower or any other Loan Party for waivers or amendments of any Default, Event of Default, covenant, term or provision of the Credit Agreement or any of the other Loan Documents.

4.             Amendments to the Credit Agreement.  The Loan Parties, the Administrative Agent and the Lenders agree that the Credit Agreement is amended as follows:

(a)           The following definitions are added to Section 1.1 of the Credit Agreement in their appropriate alphabetical order:

“New Parent” shall mean JTH Holding, Inc., a Delaware corporation, which would initially be a direct, wholly-owned Subsidiary of the Borrower.

“Permitted Parent Distributions” shall mean any cash or non-cash distribution, whether one or more, made or by the Borrower or any Subsidiary to the New Parent for any purpose other than the repurchase of shares of the New Parent’s capital stock.

(b)           The definition of “Change in Control” contained in Section 1.1 of the Credit Agreement is deleted and replaced with the following:

“Change in Control” shall mean the occurrence of one or more of the following events:  (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (a) nominated or elected by the vote or other action of John Hewitt or a Person or Persons Controlled by John Hewitt nor (b) appointed by directors so nominated or elected or (iii) if John Hewitt or a Person or Persons Controlled by John Hewitt ceases to own directly or indirectly, beneficially or of record, securities collectively possessing the power to appoint or elect a majority of the members of the Board of Directors (or persons performing similar functions) of the Borrower.  For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote securities collectively possessing the voting power to appoint or elect a majority of the members of the Board of Directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise.  The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings reasonably correlative thereto.

(c)           Clause (iii) of the definition of “Consolidated Fixed Charges” contained in Section 1.1 of the Credit Agreement is deleted and replaced with the following:

(iii) Restricted Payments paid during such period, other than, without duplication and without any clause limiting the effect of any other clause, (x) intercompany dividends and distributions by and among the Borrower (but expressly including any intercompany dividends by the Borrower to any parent company, including, without limitation, the New Parent) and the Subsidiaries, (y) repurchases of Capital Stock and dividends made and used for the purposes of repurchases of Capital Stock, in each case, permitted by this Agreement and (z) Permitted Parent Distributions not in excess of $20,000,000 on an aggregated basis.

(d)           Section 5.1(a) of the Credit Agreement is deleted and amended to read in its entirety as follows:

(a)           as soon as available and in any event within 120 days after the end of each fiscal year of the New Parent, (i) a copy of the annual audited report for such fiscal year for the New Parent and its Subsidiaries (including the Borrower), containing a consolidated balance sheet of the New Parent and its Subsidiaries (including the Borrower) as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the New Parent and its Subsidiaries (including the Borrower) for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by KPMG LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the New Parent and its Subsidiaries (including the Borrower) for such fiscal year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; and (ii) an unaudited consolidating balance sheet of the New Parent and its Subsidiaries (including the Borrower) as of the end of such fiscal year and the related unaudited consolidating statement of income and consolidating statement of cash flows of the New Parent and its Subsidiaries (including the Borrower) for such fiscal year;

(e)           Section 5.1(b) of the Credit Agreement is deleted and amended to read in its entirety as follows:

(b)           as soon as available and in any event within 45 days after the end of each fiscal quarter of the New Parent, an unaudited consolidated and consolidating balance sheet of the New Parent and its Subsidiaries (including the Borrower) as of the end of such fiscal quarter and the related unaudited consolidated and consolidating statement of income and consolidated statement of cash flows of the New Parent and its Subsidiaries (including the Borrower) for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous fiscal year of the New Parent and its Subsidiaries (including the Borrower);

(f)            Section 5.1(d) of the Credit Agreement is deleted and amended to read in its entirety as follows:

(d)           within 60 days after the end of each Fiscal Year, a consolidated and consolidating budget and projection of the New Parent and its Subsidiaries (including the Borrower) for the next succeeding fiscal year of the New Parent;

(g)           Section 5.2(a)(ii) of the Credit Agreement is deleted and replaced with the following:

(ii)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower, the New Parent or any Subsidiary of the Borrower or the New Parent which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(h)           Section 6.4 of the Credit Agreement is deleted in its entirety and replaced with the following:

Section 6.4             Intentionally Deleted.

(i)            The proviso at the end of Section 7.4(k) of the Credit Agreement is amended to read as follows:

; provided, however, that the Administrative Agent and the Lender agree that the Investment Policy may be amended to provide that the Borrower may make an Investment by the purchase, in one or more transactions, on terms and conditions satisfactory to the Administrative Agent and the Required Lenders, of the outstanding Capital Stock of Jackson Hewitt Tax Service Inc., the value of which shall not exceed $20,000,000 in the aggregate, which amendment to the Investment Policy is attached hereto as an amendment to Schedule 7.4.

(j)            The proviso appearing in Section 7.5(iii) of the Credit Agreement is deleted in its entirety and replaced with the following:

provided, for the purpose of this clause (iii) that no Default or Event of Default has occurred and is continuing at the time such repurchase is made nor would occur after giving effect thereto, and assuming that such repurchase had been made on the last day of the immediately preceding Fiscal Quarter, the Borrower would be in compliance with the financial covenants contained in Section 7;

(k)           The proviso appearing in Section 7.5(iv) of the Credit Agreement is deleted in its entirety and replaced with the following:

provided, for the purpose of this clause (iv) that no Default or Event of Default has occurred and is continuing at the time such dividend or distribution is paid nor would occur after giving effect thereto, and assuming that such dividend or distribution had been paid on the last day of the immediately preceding Fiscal Quarter, the Borrower would be in compliance with the financial covenants contained in Section 7.

(l)            Section 7.5 of the Credit Agreement is amended by adding the following as new clause “(v)” thereto:

and (v) Permitted Parent Distributions not exceeding $20,000,000 in the aggregate at any time during the term of this Agreement, provided, for the purpose of this clause (v) that no Default or Event of Default has occurred and is continuing at the time any Permitted Parent Distribution is made nor would occur after giving effect thereto, and assuming that such distribution had been made on the last day of the immediately preceding Fiscal Quarter, the Borrower would be in compliance with the financial covenants contained in Section 7.

(m)          Clause (p) of Section 8.1 shall be deleted in its entirety and amended to read as follows:

(p)           any provision of any Subsidiary Guaranty Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Subsidiary Loan Party or the New Parent, or any Subsidiary Loan Party or the New Parent shall so state in writing, or any Subsidiary Loan Party or the New Parent shall seek to terminate its Subsidiary Guaranty Agreement; or

(n)           Clause (q) of Section 8.1 shall be deleted in its entirety and amended to read as follows:

(q)           any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party or the New Parent not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby; or

(o)           Except as specifically modified by this Waiver and Amendment, the terms and provisions of the Credit Agreement are ratified and confirmed by the parties hereto and remain in full force and effect.

(p)           Each of the Borrower, the other Loan Parties, the Administrative Agent and each Lender agrees that, as of and after the Waiver and Amendment Effective Date (as hereinafter defined), each reference in the Loan Documents to the Credit Agreement shall be deemed to be a reference to the Credit Agreement as amended hereby.

5.             Conditions to Effectiveness of this Waiver and Amendment.  This Waiver and Amendment and the consent, waiver and amendments contained herein shall become effective on the date (the “Waiver and Amendment Effective Date”) when each of the conditions set forth below shall have been fulfilled to the satisfaction of the Administrative Agent:

(a)           The Administrative Agent shall have received counterparts of this Waiver and Amendment, duly executed and delivered on behalf of the Borrower and the other Loan Parties.

(b)           No event shall have occurred and be continuing that constitutes an Event of Default, or that would constitute an Event of Default but for the requirement that notice be given or that a period of time elapse, or both.

(c)           All representations and warranties of the Borrower contained in the Credit Agreement, and all representations and warranties of each other Loan Party in each Loan Document to which it is a party, shall be true and correct in all material respects at the Waiver and Amendment Effective Date as if made on and as of such Waiver and Amendment Effective Date.

(d)           The Borrower shall have delivered to the Administrative Agent (1) certified copies of evidence of all corporate and company actions taken by the Borrower and the other Loan Parties to authorize the execution and delivery of this Waiver and Amendment, (2) certified copies of any amendments to the articles or certificate of incorporation, bylaws, partnership certificate or operating agreement of the Borrower and each other Loan Party since the date of the Credit Agreement, (3) a certificate of incumbency for the officers or other authorized agents or partners of the Borrower and each other Loan Party executing this Waiver and Amendment, (4) all documents, certificates, resolutions and other items required by Section 5.11 and Section 5.12 of the Credit Agreement with respect to each of the New Subsidiaries and (5) such additional supporting documents as the Administrative Agent or counsel for the Administrative Agent reasonably may request.

(e)           All documents delivered pursuant to this Waiver and Amendment must be of form and substance satisfactory to the Administrative Agent and its counsel, and all legal matters incident to this Waiver and Amendment must be satisfactory to the Administrative Agent’s counsel.

6.             Amendment Only; No Novation; Modification of Loan Documents.  Each of the Borrower and each other Loan Party acknowledges and agrees that this Waiver and Amendment only amends the terms of the Credit Agreement and the other Loan Documents and does not constitute a novation, and each of the Borrower and each other Loan Party ratifies and confirms the terms and provisions of, and its obligations under, the Credit Agreement and the other Loan Documents in all respects.  Each of the Borrower and each other Loan Party acknowledges and agrees that each reference in the Loan Documents to any particular Loan Document shall be deemed to be a reference to such Loan Document as amended by this Waiver and Amendment.  To the extent of a conflict between the terms of any Loan Document and the terms of this Waiver and Amendment, the terms of this Waiver and Amendment shall control.

7.             Successors and Assigns.  This Waiver and Amendment shall be binding upon and inure to the benefit of the Borrower, the other Loan Parties, the Lenders and the Administrative Agent and their respective successors and assigns.

8.             No Further Amendments.  Nothing in this Waiver and Amendment or any prior amendment to the Loan Documents shall require the Administrative Agent or any Lender to grant any further amendments to the terms of the Loan Documents.  Each of the Borrower and each other Loan Party acknowledges and agrees that there are no defenses, counterclaims or setoffs against any of their respective obligations under the Loan Documents.

9.             Representations and Warranties.  Each of the Borrower and each other Loan Party represents and warrants that this Waiver and Amendment has been duly authorized, executed and delivered by it in accordance with resolutions adopted by its board of directors or comparable managing body.  All other representations and warranties made by the Borrower and each other Loan Party in the Loan Documents are incorporated by reference in this Waiver and Amendment and are deemed to have been repeated as of the date of this Waiver and Amendment with the same force and effect as if set forth in this Waiver and Amendment, except that (a) any representation or warranty relating to any financial statements shall be deemed to be applicable to the financial statements most recently delivered to the Administrative Agent in accordance with the provisions of the Loan Documents and (b) each other representation or warranty expressly stated to be made as of the Closing Date shall not be deemed to have been repeated as of any date other than the Closing Date.  Each of the Borrower and each other Loan Party represents and warrants to the Administrative Agent, the Lenders and the Issuing Bank that, after giving effect to the terms of this Waiver and Amendment, no Default has occurred and been continuing.

10.           Confirmation of Lien.  Each of the Borrower and each other Loan Party hereby acknowledges and agrees that the Collateral is and shall remain in all respects subject to the lien, charge and encumbrance of the Credit Agreement and the other Loan Documents and nothing herein contained, and nothing done pursuant hereto, shall adversely affect or be construed to adversely affect the lien, charge or encumbrance of, or conveyance effected by the Loans or the priority thereof over other liens, charges, encumbrances or conveyances.

11.           Ratification.  The terms of the Credit Agreement and the other Loan Documents shall remain in full force and effect and are ratified and affirmed by the Borrower and each other Loan Party.

12.           Fees and Expenses.  The Borrower agrees to pay all out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the preparation and administration of this Waiver and Amendment.

13.           Severability.  Any provision of this Waiver and Amendment held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.           Governing Law.  This Waiver and Amendment shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the Commonwealth of Virginia.  THIS WAIVER AND AMENDMENT WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF VIRGINIA.

15.           Counterparts.  This Waiver and Amendment may be executed by one or more of the parties to this Waiver and Amendment on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  It shall not be necessary that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on more than one counterpart.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Amendment to be duly executed by their respective duly authorized representatives all as of the day and year first above written.

BORROWER:

JTH TAX, INC., a Delaware corporation

By:		/s/ Mark Baumgartner
Name:		Mark Baumgartner
Title:		Chief Financial Officer

SUBSIDIARY LOAN PARTIES:

LTS PROPERTIES, LLC, a Virginia limited liability company

By:		JTH TAX, INC.

	By:	/s/ Mark Baumgartner
Mark Baumgartner
Chief Financial Officer

LTS SOFTWARE INC., a Virginia corporation

By:		/s/ Mark Baumgartner
Name:		Mark Baumgartner
Title:		Vice President and Chief Financial Officer

WEFILE INC., a Virginia corporation

By:		/s/ Kathleen Curry
Name:		Kathleen Curry
Title:		President and Secretary

[SIGNATURES CONTINUE ON FOLLOWING PAGES]

ADMINISTRATIVE AGENT:

SUNTRUST BANK
as Administrative Agent, as Issuing Bank and as Swingline Lender

By:	/s/ Joel S. Rhew
Name:	Joel S. Rhew
Title:	SVP

LENDERS:

SUNTRUST BANK, as Lender

By:	/s/ Joel S. Rhew
Name:	Joel S. Rhew
Title:	SVP

BANK OF AMERICA, N.A., as Lender

By:	/s/ David J. Doucette
Name:	David J. Doucette
Title:	SVP

WELLS FARGO BANK, N.A. formerly known as
WACHOVIA BANK, N.A., as Lender

By:	/s/ Paula Smith
Name:	Paula Smith
Title:	Senior Vice President

RBC CENTURA BANK, as Lender

By:	/s/ Martin J. Rust
Name:	Martin J. Rust
Title:	Sr. Corporate RM

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

BRANCH BANKING AND TRUST COMPANY, as Lender

By:	/s/ S. Hearst Vann
Name:	S. Hearst Vann
Title:	Senior Vice President

CITIZENS BANK OF PENNSYLVANIA, as Lender

By:	/s/ Tracy Van Riper
Name:	Tracy Van Riper
Title:	Vice President

TD BANK, N.A., as successor by merger to COMMERCE BANK, N.A., as Lender

By:
Name:
Title:

FIRST TENNESSEE BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Duncan S. Owen III
Name:	Duncan S. Owen III
Title:	Senior Vice President

COMERICA BANK, as Lender

By:	/s/ Blake Arnett
Name:	Blake Arnett
Title:	Vice President

STELLAR ONE, as successor to SECOND BANK & TRUST, as Lender

By:	/s/ John Wesley Lux York
Name:	John Wesley Lux York
Title:	Vice President